Exhibit 99.1
The Wilber Corporation Announces
Fourth Quarter 2009 Earnings and Quarterly Dividend

FOR IMMEDIATE RELEASE
DATE:	January 29, 2010
FROM:	Douglas C. Gulotty, President and CEO
PHONE:	607-433-4172

COMPANY REPORTS STRONG INCREASE IN EARNINGS

Oneonta, New York, January 29, 2010 – The Wilber Corporation (NYSE Amex: GIW) (“Company”), parent company of Wilber National Bank (“Bank”), today reported net income of $2.001 million and earnings per share of $0.19 for the three-month period ended December 31, 2009.  By comparison, the Company's net income and earnings per share for the three-month period ended December 31, 2008 were $1.588 million and $0.15, respectively.  This represents a 26.0% increase in net income and a 26.7% increase in earnings per share.  This improvement was largely driven by an increase of $1.424 million or 20.1% in net interest income and a $1.377 million or 105.8% increase in noninterest income, offset, in part, by a $1.775 million or 31.0% increase in noninterest expense.  The Company's return on average assets and return on average equity for the fourth quarter of 2009 were 0.87% and 10.90%, respectively, as compared to 0.71% and 9.09% for the same period in 2008.

The Company’s increase in net interest income over the three-month period ended December 31, 2009, as compared to the same period in 2008 was principally due to a $28.792 million or 3.4% increase in average earning assets and an improvement in the tax equivalent net interest margin of 47 basis points due to lower funding costs.  The increase in average earning assets was primarily due to the Company’s initiative to expand into the Greater Syracuse and Capital District markets of New York State, as well as improvement within our core markets.  The improvement in noninterest income driven principally by net investment security gains of $1.228 million recorded in the fourth quarter of 2009, was comprised of $1.188 million of gains on the sale of available-for-sale investment securities and $40 thousand of gains on trading securities.

The increase in noninterest expense was driven by increases of $1.043 million in FDIC assessment expenses, $294 thousand in benefits expense, $190 thousand in collection-related expenses, and $137 thousand in salaries expense when compared to the fourth quarter of 2008.  The FDIC premium assessment increase is in direct response to the FDIC’s effort to restore its Deposit Insurance Fund to required statutory levels.  The increase in employee benefits expense was due largely to increased costs related to the Company’s frozen defined benefit pension plan.  The increase in collection-related expenses was due to property tax payments made in order to protect the Company’s interest in the collateral pledged primarily for one borrower.

Douglas C. Gulotty, President and CEO, stated, “We are pleased to report net interest margin (tax-equivalent) of 4.01% for the quarter and net interest income for the year which is at an all-time high.  Management remained focused on aligning our deposit costs with general market interest rates while acquiring deposits through our retail, commercial and municipal sources.  Low market rates also allowed us to take $1.188 million in gains for the quarter through sales of available-for-sale securities.  These gains offset the increase in FDIC assessment expenses which were required to be prepaid in the 4th quarter of 2009 for estimated premiums through 2012.  These expenses will approximate $1.800 million in 2010 alone and are estimated to average $2.200 million annually in 2011 and 2012.”

The Company reported net income of $7.401 million and earnings per share of $0.70 for the year ended December 31, 2009.  By comparison, the Company's net income and earnings per share for the year ended December 31, 2008 were $5.816 million and $0.55, respectively.  This increase in net income and earnings per share was principally due to a $5.902 million increase in net interest income due largely to a $77.021 million or 9.40% increase in average earning assets and a 31 basis point increase in tax equivalent net interest margin.  Additionally, noninterest income increased $3.025 million or 47.9% between comparable years and was principally due to gains from sales of available-for-sale securities.  Mr. Gulotty added, “The improvement in net interest income for the year not only came from the full year’s benefit of our entrance into new markets, but from organic growth as well. Additionally, we retained within the Bank’s portfolio 57% of the residential mortgages sourced through our Provantage Mortgage Division, which contributed significantly to the increase in net interest income.”  These improvements were partially offset by an increase in noninterest expense of $4.386 million or 18.5% and an increase in the provision for loan losses of $2.040 million or 133.3%, both compared to full year periods.  The increase in noninterest expense was largely due to an increase of $1.981 million in FDIC assessment expenses, $1.175 million in benefits costs, $759 thousand in salaries expense and $506 thousand in collection-related expense; all between comparable full year periods.  The increase in benefits cost stemmed from an increase of $863 thousand in costs related to the frozen defined benefits pension plan and $312 thousand related to the Company’s agreement in the third quarter of 2009 with 10 senior managers to terminate their participation in a post-retirement life insurance benefit program.

“The continued difficult economic conditions had a negative impact on our borrowers as most of our asset quality indicators deteriorated,” noted Mr. Gulotty.  Net loan charge-offs for the three-month period ended December 2009 were $1.390 million as compared to $292 thousand for the comparable prior year period, an increase of $1.098 million.  Of this increase, $947 thousand was related to four commercial borrowers.  Net loan charge-offs for the full year 2009 were $2.512 million as compared to $943 thousand for the full year 2008.  As the ratio of non-performing loans to period end loans rose from 1.24% at December 31, 2008 to 2.19% at December 31, 2009, the provision for loan losses increased from $1.530 million in 2008 to $3.570 million in 2009, a 133.3% increase.  As a result, the allowance for loan losses to period-end loans increased from 1.30% at December 2008 to 1.47% at December 2009.  Mr. Gulotty added, “Some of our customers are going through some very tough times, but we are working with them closely to serve our mutual best interests.  The fourth quarter of this year was especially challenging as 55% of the full year’s charge-offs were recorded in this quarter alone.  We are constantly reviewing economic factors, which impact our customers’ ability to repay, and we have increased our allowance for loan loss reserves accordingly.”

The Company's return on average assets and return on average equity for 2009 were 0.79% and 10.63%, respectively, as compared to 0.67% and 8.35%, respectively, for the same period in 2008.  Average total assets of the Company equaled $932.484 million for 2009, as compared to $862.577 million for 2008, a $69.907 million or 8.1% increase.

The Company introduced a new Dividend Reinvestment and Direct Stock Purchase Plan (the “Plan”) in the third quarter of 2009.  The Plan allows existing and prospective shareholders to purchase the Company’s common stock directly from the Company and reinvest cash dividends upon payment.    The Plan was amended during the fourth quarter of 2009 to allow participants to purchase shares through the plan at a 5% discount to the market price through December 31, 2009.  The Company sold $1.029 million in shares under this Plan in the fourth quarter of 2009 and $1.255 million in shares since the Plan’s inception.  Mr. Gulotty reported, “I am pleased with the results of the Plan.  The funds raised to date are meeting management’s objectives to boost capital to optimal levels and continue execution of the Company’s strategic plan.”

In related news, the Company declared a quarterly dividend of $0.06 per share at its January 29, 2010 Board meeting.  The dividend will be paid on February 26, 2010 to shareholders of record on February 12, 2010 and represents the 108th consecutive quarterly dividend paid by the Company.

The Wilber Corporation is a single bank holding company headquartered in Oneonta, New York, and through its Bank subsidiary serves the financial needs of the communities of central and upstate New York.  The Wilber Corporation’s common stock trades under the symbol “GIW” on the NYSE Amex.

Wilber National Bank, chartered in 1874, operates as a traditional commercial bank in its central New York market with 22 branch offices located in Otsego, Delaware, Schoharie, Ulster, Chenango, Onondaga, Saratoga, and Broome Counties and 2 loan production offices located in Saratoga and Ulster Counties.  The Bank intermediates customer deposits and institutional borrowings into loans, short-term liquid investments, and investment securities.  The Bank’s lending activities include commercial lending, primarily to small and mid-sized businesses; mortgage lending for 1-4 family and multi-family properties, including home equity loans; mortgage lending for commercial properties; consumer installment and automobile lending; and, to a lesser extent, agricultural lending.  The Bank’s residential mortgage division, Provantage Home Loans, is a HUD endorsed lender that provides a wide variety of residential mortgage products, including government FHA loans that fit the needs of most consumers.  The Bank provides personal trust, agency, estate administration, and retirement planning services to individuals, as well as custodial and investment management services to institutions, through its Trust and Investment Division.  It also offers stocks, bonds and mutual funds through the fourth party broker-dealer firm INVeST®.  The Bank currently has 277 full time equivalent employees.  Additional information about Wilber National Bank can be found at its website:  www.wilberbank.com.

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NOTE:  This release may contain certain statements that are historical facts or that concern the Company’s future operations or economic performance and that are to be considered forward-looking statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that all forward-looking statements involve risks and uncertainties, and that actual results may differ from those indicated in the forward-looking statements as a result of various factors such as changing economic and competitive conditions and other risks and uncertainties. In addition, any statements in this release regarding historical stock price performance are not indicative of or guarantees of future price performance.

THE WILBER CORPORATION
CONSOLIDATED FINANCIAL INFORMATION
($ In thousands, except per share amounts)
Unaudited		As of and for the three		As of and for the twelve
		months ended December 31,		months ended December 31,
Condensed Income Statement		2009	2008	2009	2008
Net interest income		$ 8,510	$ 7,086	$ 32,336	$ 26,434
Provision for loan losses		850	630	3,570	1,530
Net interest income after provision for loan losses		7,660	6,456	28,766	24,904
Noninterest income		2,679	1,302	9,334	6,309
Noninterest expense		7,494	5,719	28,110	23,724
Income before taxes		2,845	2,039	9,990	7,489
Income taxes		844	451	2,589	1,673
Net income		$ 2,001	$ 1,588	$ 7,401	$ 5,816

Share and Per Share Data
Average common shares outstanding (in thousands)		10,583	10,504	10,526	10,504
Period-end common shares outstanding (in thousands)		10,688	10,504	10,688	10,504

Net income per share		$ 0.19	$ 0.15	$ 0.70	$ 0.55

Cash dividends declared		$ 0.060	$ 0.095	$ 0.275	$ 0.380

Book value per common share		$ 6.82	$ 6.42	$ 6.82	$ 6.42

Period-end Balances
Total assets		$ 906,577	$ 924,874	$ 906,577	$ 924,874
Earning assets		861,651	887,979	861,651	887,979
Loans, gross3		587,237	583,861	587,237	583,861
Allowance for loan losses		8,622	7,564	8,622	7,564
Deposits		753,740	765,873	753,740	765,873
Shareholders' equity		72,919	67,459	72,919	67,459

Average Balances
Total assets		$ 912,518	$ 895,231	$ 932,484	$ 862,577
Earning assets		877,030	848,238	896,548	819,527
Loans, gross3		593,189	557,382	597,762	498,997
Allowance for loan losses		9,011	7,292	8,541	7,060
Deposits		758,729	734,522	779,430	714,015
Shareholders' equity		72,809	69,536	69,605	69,675

Key Ratios
Earnings:
Return on average assets		0.87%	0.71%	0.79%	0.67%
Return on average equity		10.90%	9.09%	10.63%	8.35%
Net interest margin (tax-equivalent)		4.01%	3.54%	3.77%	3.46%
Efficiency ratio¹		72.24%	64.64%	71.25%	68.42%

Asset Quality
Net loan charge-offs to average loans, annualized		0.93%	0.21%	0.42%	0.19%
Allowance for loan losses to period-end loans		1.47%	1.30%	1.47%	1.30%
Allowance for loan losses to non-performing loans²		67%	105%	67%	105%
Non-performing loans to period-end loans²		2.19%	1.24%	2.19%	1.24%
Non-performing assets to period-end assets²		1.64%	0.80%	1.64%	0.80%

Common Stock Data
The Company’s common stock ($0.01 par value	2009	High Trade	Low Trade	Dividend
per share) trades on the NYSE Amex under the	4th Quarter	$ 8.65	$ 5.52	$ 0.060
symbol GIW.	3nd Quarter	$ 12.00	$ 7.76	$ 0.060
	2nd Quarter	$ 14.15	$ 6.78	$ 0.060
	1st Quarter	$ 8.40	$ 6.71	$ 0.095

	2008	High Trade	Low Trade	Dividend
	4th Quarter	$ 7.90	$ 5.54	$ 0.095
	3nd Quarter	$ 8.98	$ 7.70	$ 0.095
	2nd Quarter	$ 9.00	$ 8.31	$ 0.095
	1st Quarter	$ 9.10	$ 8.52	$ 0.095

¹
Calculated by dividing total non-interest expense less amortization of intangibles and other real estate expense by tax-equivalent net interest income plus non-interest income other than securities gains and losses.

²	Non-performing loans include nonaccrual loans, troubled debt restructured loans and accruing loans 90 days or more delinquent.

³	Period-end and average loan balances include non-accrual loans and net deferred loan fees and costs and excludes the allowance for loan losses and loans held for sale.